Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 1, 2016 among Power Solutions International, Inc., a Delaware corporation (the “Company”), the Guarantors party thereto (the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture, dated as of April 29, 2015, among the Company, the Guarantors party thereto, and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered the Indenture providing for the issuance by the Company of its 5.50% Senior Notes due 2018 (the “Securities”);

WHEREAS, the Company and the Guarantors desire to execute and deliver an amendment to certain provisions of the Indenture, including an amendment to increase the interest rate on the Securities from 5.50% per annum to 6.50% per annum;

WHEREAS, the Company has solicited the Holders to direct the Trustee to execute and deliver a supplemental indenture to the Indenture to effect the amendments to the Indenture contemplated hereby;

WHEREAS, pursuant to Section 9.02 of the Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture to amend the Indenture with the consent of the Holders of at least a majority in principal amount of the Securities Outstanding;

WHEREAS, consents have been received from Holders of all the Securities Outstanding; and

WHEREAS, all Holders are entitled to receive a consent fee of $5.00 per $1,000 principal amount of Securities held (the “Consent Fee”) payable upon execution of this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

Section 2.1 Credit Facility Basket. Clause (b)(i) of Section 10.08 of the Indenture is amended to replace clause (x) in its entirety with the words “(x) $145.0 million (such amount reducing to $135.0 million effective February 1, 2017) and”.

Section 2.2 Outstanding Indebtedness Basket. Clause (b)(v) of Section 10.08 of the Indenture is amended and restated in its entirety as follows: “Indebtedness of the Company and the Restricted Subsidiaries outstanding at the date of the Second Supplemental Indenture (other than Indebtedness described in clauses (i) and (ii) of this definition);”.

Section 2.3 No General Indebtedness Basket. Section 10.08 of the Indenture is amended by deleting clause (b)(xvi) in its entirety. The semicolon at the end of clause (b)(xv) of Section 10.08 shall be replaced with a period and the word “and” shall be added to the end of clause (b)(xiv).

Section 2.4 No Special Mandatory Offer to Purchase. Section 11.01 of the Indenture is amended by deleting clause (d) in its entirety. Section 10.14 of the Indenture is amended by deleting the text in its entirety and replacing it with “[Reserved]”. The reverse of the form of Security is amended by deleting the paragraph referencing the Special Mandatory Offer to Purchase. Section 1.02 is amended by removing all definitions and references related to the Special Mandatory Offer to Purchase. The sixth paragraph of Section 3.01 is amended by deleting the words “or pursuant to a Special Mandatory Offer to Purchase as provided in Section 10.14”.

Section 2.5 Change in Coupon. Effective on April 1, 2016, all references in the Indenture and Securities to “5.50%” shall be amended to read “6.50%”. For purposes of clarity, interest due on May 1, 2016 shall be paid at the rate of 5.50% for the months of November 2015 through March 2016, and at the rate of 6.50% for the month of April 2016, assuming 30 day months for all purposes of calculation. Interest payable for each interest period after May 1, 2016, shall be payable at the rate of 6.50%.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Effectiveness. This Second Supplemental Indenture shall become binding upon execution and effective upon the payment of the Consent Fee. Upon execution and delivery of this Second Supplemental Indenture, the Indenture shall be modified, amended and supplemented in accordance with this Second Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Second Supplemental Indenture will control. In the case of a conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture, as modified, amended and supplemented by this Second Supplemental Indenture, shall control.

Section 3.2 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.4 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

Section 3.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.6 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of any original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.7 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.8 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

The Company and the Guarantors:

POWER SOLUTIONS INTERNATIONAL, INC.
THE W GROUP, INC.
POWER SOLUTIONS, INC.
PROFESSIONAL POWER PRODUCTS, INC.
POWER GREAT LAKES, INC.
AUTO MANUFACTURING, INC.
TORQUE POWER SOURCE PARTS, INC.
POWER PRODUCTION, INC.
POWER GLOBAL SOLUTIONS, INC.
PSI INTERNATIONAL, LLC
XISYNC LLC
POWER PROPERTIES, L.L.C.
POWERTRAIN INTEGRATION ACQUISITION, LLC
BI-PHASE TECHNOLOGIES, LLC

By:	/s/ Michael Lewis
Michael Lewis
Chief Financial Officer

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[Signature Page to Supplemental Indenture]